UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 26, 2012

TRANS ENERGY, INC.

(Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Second Street, P.O. Box 393, St. Mary’s, West Virginia 26170

(Address of principal executive offices)

Registrant’s telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material definitive Agreement.

On April 26, 2012 (“Funding Date”), our newly created, wholly owned subsidiary, American Shale Development, Inc. (“American Shale”) closed a Credit Agreement transaction (hereafter the “Credit Agreement”) that was entered into on February 29, 2012 by and among American Shale, several banks and other financial institutions or entities that from time-to-time will be parties to the Credit Agreement (the “Lenders”), and Chambers Energy Management, LP as the administrative agent (“Agent”). Trans Energy is a guarantor of the Credit Agreement as is Prima Oil Company, Inc. (“Prima”), another of our 100% wholly owned subsidiaries. The Credit Agreement provides that the Lenders will lend American Shale up to $50 million, which funds will be used to develop wells and properties that we have transferred to American Shale. Trans Energy received a portion of the funds from the Credit Agreement to repay certain outstanding debts.

In order to accommodate the terms of the Credit Agreement we have transferred certain assets and properties to American Shale. Trans Energy is not a direct party to the Credit Agreement, but is a guarantor of loans to be made thereunder and has received a portion of the loan proceeds to repay certain outstanding debts. The assets and properties transferred are referred to herein as the “Marcellus Properties.” These consist of working interests in 13 producing Marcellus shale liquids-rich gas wells and approximately 22,000 net acres of Marcellus shale leasehold rights, located in Northwestern West Virginia in the counties of Wetzel, Marshall, Marion, Tyler and Doddridge.

Transfer of Assets

In negotiating the Credit Agreement, the prospective Lenders desired to structure the transaction so that the funds would be used for the specific and sole purpose of developing the Marcellus Properties. Because the Marcellus Properties have been held by both Trans Energy and our wholly owned subsidiary, Prima, it became necessary to transfer those assets into a new entity, which could be used to specifically develop the Marcellus Properties. Thus, we created American Shale on February 22, 2012 under the laws of the State of Delaware, to hold the Marcellus Properties and to enter into the Credit Agreement. Trans Energy’s President and director, John G. Corp, is the President of American Shale and, along with Stephen P. Lucado and Dr. Benjamin H. Thomas, directors of Trans Energy, are the three directors of American Shale.

At the time of the funding of the Credit Agreement, we executed an Exchange Agreement with Prima (the “Exchange Agreement”), whereby Trans Energy transferred to Prima working interests in certain shallow oil and gas wells and leasehold rights for depths from the surface to the top of the Rhinestreet formation (“shallow wells”). In exchange for the shallow wells, Prima transferred to Trans Energy Prima’s leasehold rights for all depths below the top of the Rhinestreet formation (“deep wells”), which make up part of the Marcellus Properties.

Also at the time of the funding of the Credit Agreement, we executed a Contribution Agreement together with an Assignment, Bill of Sale and Conveyance (the “Assignment Agreements”). The Assignment Agreements provided that Trans Energy transfer to American Shale the deep wells related to the Marcellus Properties acquired from Prima and certain other designated assets and properties consisting of 100% of Trans Energy’s leasehold rights to all depths below the top of the Rhinestreet formation, including the Marcellus shale, together with certain working interests in 13 producing Marcellus shale liquids-rich gas wells. In exchange for the Marcellus Properties, Trans Energy received 100% ownership interest in American Shale. On February 29, 2012 our Board of Directors unanimously approved both the Exchange Agreement with Prima and the Assignment Agreements, subject to approval by a majority of our stockholders.

Because under applicable Nevada law the transfer of assets to a subsidiary requires stockholder approval, we obtained the written consent approving the transfer from a majority of our outstanding shares in lieu of a stockholders’ meeting. On February 29, 2012, certain stockholders who beneficially own 7,095,821 shares, or approximately 54.6% of our issued and outstanding common stock, consented in writing for the company to enter into and execute the Assignment Agreements. Pursuant to the Assignment Agreements, we assigned, conveyed and transferred to American Shale all of Trans Energy’s rights title and interest in and to the Marcellus Properties. By transferring these assets and properties to American Shale, we were able to meet one of the conditions precedent and, once all conditions were met, received funding under the Credit Agreement.

Credit Agreement

On February 29, 2012, American Shale entered into the Credit Agreement and the transaction was completed on April 26, 2012. Trans Energy and Prima are “guarantors” and, together with American Shale, granted a security interest over substantially all of the company’s assets in favor of the Agent for the benefit of the Lenders.

The principal amount of loans to be advanced under the Credit Agreement is $50 million, which loans will bear interest at a per annum rate equal to the greater of 1% or LIBOR, for a three month interest period, plus 10%. An additional 1% per quarter may be charged if American Shale exceeds the maximum Consolidated Leverage Ratio, as defined in the Credit Agreement, for any fiscal quarter as provided in the Credit Agreement. This additional 1% will be paid in kind. Upon the occurrence of any event of default as defined in the Credit Agreement, the loans will bear interest at an additional 2% per annum. Interest will be due and payable monthly in arrears, on the maturity date and on the date of any prepayment of principal.

The loans were advanced as a single funding of $50 million less an OID of 6%, on the funding date, April 26, 2012, once all conditions precedent were satisfied. There will be no scheduled amortization of the principal amount of the loans and all principal will be due on February 28, 2015 (the “Maturity Date”), if not accelerated before that date. The principal amount of the loans may be prepaid, but not reborrowed. If the loans are prepaid on or prior to the second anniversary of the funding date, a make-whole amount will be charged equal to the sum of the remaining scheduled payments of interest with respect to the loans from the prepayment date through the second anniversary of the funding date.

Also on the funding date of the Credit Agreement, Trans Energy and Prima executed a Guarantee and Security Agreement (the “Guarantee Agreement”). The Guarantee Agreement provides that Trans Energy and Prima will guarantee the indebtedness of American Shale under the terms of the Credit Agreement.

A portion of the loans was funded on the funding date directly to an account controlled by American Shale to be applied to refinance certain debts of Trans Energy under its existing credit facility with CIT Capital USA Inc. (“CIT”), and to pay certain expenses of Trans Energy and American Shale. The remaining proceeds of the loans were funded on the funding date to an account of American Shale controlled by the Agent (the “Funding Account”). These funds are to be used to develop the Marcellus Properties. In order to obtain the proceeds of loans funded to the Funding Account, American Shale must provide the Agent, from time-to-time, with a disbursement notice setting forth the following:

(i)	the amount of the requested disbursement,

(ii)	a description of the expenses to be paid with the proceeds of such disbursement (including the Authorization for Expenditure (“AFE”) if applicable),

(iii)	a certification that no event of default has occurred and is continuing, and

(iv)	a representation that a pro forma calculation of the consolidated leverage ratio would not result in such ratio being in excess of a specified amount.

If all such conditions are met, the Agent will direct the depositary bank to fund the amount of the requested disbursement.

The Credit Agreement included several conditions to funding the loans on the funding date, including, among others;

•	repayment and termination of the CIT credit facility;

•	closing of the transfer of assets pursuant to the Assignment Agreements and other related transactions;

•	execution and delivery of the Guarantee and Security Agreement;

•	delivery of executed mortgages;

•	delivery of pledged stock;

•	delivery of legal opinion letters;

•	delivery to the Agent of executed Warrants with respect to the stock of American Shale;

•	completion of all filings, notices and approvals required to consummate related transactions; and

•	delivery of deposit account control agreements with respect to the Funding Account and all other deposit accounts of American Shale.

The Credit Agreement also contains representations and warranties that are common in such agreements, including, but not limited to

•	financial condition;

•	material adverse effects;

•	corporate existence;

•	corporate authorizations and powers;

•	enforceable obligations; and

•	existing indebtedness and material litigations.

Other representations and warranties relate to operations such as environmental matters, gas imbalances, hedging agreements, reserve reports, sale of production and contingent obligations. The Credit Agreement also includes typical indemnification provisions.

The Credit Agreement also includes certain customary affirmative covenants such as financial information, delivery requirements, operation and maintenance of properties, and books and records. Financial covenants include a minimum collateral coverage ratio (reserve value plus consolidated working capital to adjusted indebtedness) and minimum consolidated current ratio (consolidated current assets to consolidated current liabilities).

Negative covenants include limitations on indebtedness, liens, fundamental changes, dispositions of property, payment of dividends or distributions, capital expenditures, investments and transactions with affiliates. There are also limitations on hedging transactions, creation or acquisition of subsidiaries, use of proceeds, drilling without providing title opinions, amending certain documents and appointing non-approved officers or directors.

Upon the occurrence of a change of control (as defined in the Credit Agreement) or other events affecting American Shale or Trans Energy, the Lenders may require American Shale to pay all of the outstanding interest, principal and fees under the Credit Agreement.

Upon the closing and funding on April 26, 2012 of the Credit Agreement, two Trans Energy directors, Loren Bagley and William Woodburn retired and resigned as employees of Trans Energy, but remain on the board of directors. Also, Mark Woodburn, a principal stockholder, also resigned as an employee of Trans Energy.

As a requirement to funding of the Credit Agreement, certain operating documents between Trans Energy and Republic Energy VI and its affiliates were modified with additional agreements to be executed. These modifications and new agreement detail new functions assumed by Republic Energy Operating as it will be assuming certain operating, financial and accounting functions for American Shale from Trans Energy.

As part of the Credit Agreement with Chambers, American Shale, for and in consideration of $2 million, entered into a Warrant Agreement (“Warrant”) with Chambers. The Warrant provides Chambers the option to purchase up to 19.5% of the common shares of American Shale at an exercise price of $5,137,000 for a period of five years ending on February 28, 2017. Such Warrant contains customary provisions that are common in such agreements.

The Warrant contains a provision that, under certain circumstances, Chambers may elect, but shall not be obligated, to cause American Shale to repurchase the Warrant for cash (the “Put Option”) prior to the maturity of the Credit Agreement. The Put Option will arise upon the earliest to occur of (i) a sale, farm-out, assignment or other disposition by Republic of all or substantially all of Republic’s working interest in the Joint Development Area, (ii) the third anniversary of the closing date of the Credit Agreement and (iii) an acceleration of the payment obligations under the Credit Agreement. The repurchase price will be an amount determined by terms stated in the Warrant, which could be for a sum exceeding the exercise price of the Warrant. Also, upon the occurrence of certain events affecting the contractual relationships among Trans Energy, American Shale, REO, and certain affiliates of the Trans Energy, Chambers would be able to exert voting control of American Shale until it receives adequate consideration for the Put Option.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Notes about Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered “forward-looking statements,” which term is defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and the current economic environment. We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description

10.1	Credit Agreement (incorporated by reference from the Registrant’s current report on Form 8-K filed on March 6, 2012)
10.2	Form of Assignment, Bill of Sale and Conveyance (incorporated by reference from the Registrant’s current report on Form 8-K filed on March 6, 2012)
10.3	Form of Exchange Agreement (incorporated by reference from the Registrant’s current report on Form 8-K filed on March 6, 2012)
10.4	Form of Warrant Agreement (incorporated by reference from the Registrant’s current report on Form 8-K filed on March 6, 2012)
10.5	Form of Guaranty and Security Agreement (incorporated by reference from the Registrant’s current report on Form 8-K filed on March 6, 2012)
10.6	Form of Contribution Agreement (incorporated by reference from the Registrant’s current report on Form 8-K filed on March 6, 2012)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANS ENERGY, INC.

Date: May 2, 2012	By	/S/ JOHN G. CORP
John G. Corp
President